For the
                                                     three months ended
(In thousands)                                  April 29, 2000      May 1, 1999
------------------------------------------------------------------------------
Basic EPS Computation
 Numerator:
     Net Loss                                     $   (474)           $  (863)
 Denominator:
     Weighted average common
     shares outstanding                              16,441             15,889
                                                  ------------      -----------
Basic EPS                                            $(0.03)           $ (0.05)

Diluted EPS Computation
 Numerator:
     Net Loss                                     $   (474)           $  (863)
 Denominator:
     Weighted average common shares
      outstanding                                    16,441             15,889
     Stock options, excluding the effect
     of anti-dilutive options of 29 shares and
     139 shares for April 29, 2000 and May 1, 1999,
     respectively                                       --                 --
                                                    -------              ------
     Diluted weighted average shares outstanding     16,441             15,889
                                                  -----------         ----------
Diluted EPS:                                       $  (0.03)          $  (0.05)